UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_________________________

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KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

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BLOOMFIELD, CONNECTICUT 06002
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SUPPLEMENT DATED MARCH 22, 2013, TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 17, 2013
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On or about March 1, 2013, Kaman Corporation (the “Company”) furnished or otherwise made available to shareholders its Proxy Statement (“Proxy Statement”) describing the matters to be voted upon at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 17, 2013 at 11:00 a.m., local time, at the Hartford/Windsor Marriott Airport Hotel, 28 Day Hill Road, Windsor, Connecticut. This supplement amends the Proxy Statement and should be read in conjunction with it. It is first being furnished or otherwise made available to shareholders on or about March 22, 2013.
Among the matters being submitted to shareholders at the Annual Meeting is the annual proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”). The Personnel & Compensation Committee (the “P&C Committee”) of the Board of Directors (the “Board”) believes the Company’s compensation programs are appropriately linked to performance and the Company’s compensation practices are aligned with best practices, and the Board has unanimously recommended that shareholders vote “FOR” the Say-on-Pay Proposal.
After the preparation and filing of the Proxy Statement, ISS Proxy Advisory Services (“ISS”), a proxy advisory firm, issued a report advising its clients to vote against the Say-on-Pay Proposal. The report stated that the recommendation resulted primarily, if not exclusively, from the Company’s renewal, effective as of November 7, 2012, of a change in control agreement between the Company and William C. Denninger, Executive Vice President and Chief Financial Officer of the Company, with the continuation of the preexisting tax gross-up provision set forth in the agreement.
As disclosed in the Proxy Statement, the P&C Committee has indicated that it does not intend to include a tax gross-up provision in any new or renewed management agreement except in unusual circumstances, and since 2010, the management agreements for all named executive officers, other than Mr. Denninger, have been modified upon their renewal to remove any preexisting tax gross-up provisions.
The P&C Committee approved the renewal of Mr. Denninger’s change in control agreement with a continuation of the preexisting tax gross-up provision because of the perceived inequitable consequences that would result under applicable tax rules if a change in control were to occur during 2013. The situation was unique in that the adverse tax impact resulted from Mr. Denninger’s relatively short tenure with the Company and was not expected to last beyond 2013. The extension, therefore, represented an isolated exception to the Committee’s stated intention not to enter into or renew any management agreements containing tax gross-up provisions, and it was done to address a temporary perceived inequitable situation for a single individual. The P&C Committee continues to believe that the renewal was appropriate under the circumstances, and it strongly believes that the ISS report gave undue weight to a single factor that is not directly related to the Company’s overall compensation program and its demonstrated pay for performance philosophy.
Nevertheless, in order to address the concerns raised by ISS and facilitate shareholder approval of the Say-on-Pay Proposal, Mr. Denninger agreed to relinquish his rights under the tax gross-up provision. Accordingly, on March 21, 2013, the Company and Mr. Denninger amended the change in control agreement to eliminate the provision, and ISS promptly issued a Proxy Alert changing its voting recommendation. THEREFORE, AS OF THE DATE OF THIS SUPPLEMENT, ISS IS ADVISING ITS CLIENTS TO VOTE "FOR" THE SAY-ON-PAY PROPOSAL.

As amended, the change in control agreement now provides that Mr. Denninger shall bear the expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the agreement, including, without limitation, any tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax. The change in control agreement also provides that any payment or benefit received or to be received by Mr. Denninger in connection with a change in control or termination of employment (whether payable under the terms of the change in control agreement or any other plan, arrangement or agreement with the Company or an affiliate) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax but only if, by reason of such reduction, the net after-tax benefit received by Mr. Denninger shall exceed the net after-tax benefit that he would receive if no such reduction was made.
The full text of the amendment is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on March 21, 2013. Shareholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the full text of the amendment at the SEC’s website: www.sec.gov.
THE P&C COMMITTEE STRONGLY BELIEVES THAT THE COMPANY’S COMPENSATION PROGRAMS ARE APPROPRIATELY LINKED TO PERFORMANCE AND THAT THE COMPANY’S COMPENSATION PROGRAMS AND PRACTICES ARE ALIGNED WITH BEST PRACTICES. THE BOARD OF DIRECTORS, THEREFORE, CONTINUES TO URGE ALL SHAREHOLDERS TO VOTE “FOR” PROPOSAL 2 – THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

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